Exhibit 4.1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Certificate No.: 1	CUSIP No.: 637432PA7
ISIN No.: US637432PA73
PRINCIPAL AMOUNT: $350,000,000
MATURITY DATE: January 15, 2033
ISSUE DATE: October 31, 2022	CERTIFICATE INTEREST RATE: 5.80%

5.80% COLLATERAL TRUST BOND DUE 2033

National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $350,000,000 on the Maturity Date set forth above; and to pay interest thereon from the Issue Date set forth above at the Certificate Interest Rate set forth above, until the principal hereof is paid or made available for payment.

Interest on the Bonds will be payable on January 15 and July 15 of each year commencing on January 15, 2023 to the persons in whose names such Bonds are registered at the close of business on the fifteenth calendar day preceding the payment date, or if not a Business Day, the next succeeding Business Day. Interest on the Bonds will accrue from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the relevant interest payment date, date of redemption or the date of maturity, as the case may be. Interest on the Bonds will be computed on the basis of a 360-day year of twelve 30-day months.

If any of the interest payment dates or the maturity date falls on a day that is not a Business Day, the payment of interest or principal will be postponed to the next succeeding Business Day, but the payment made on such dates will be treated as being made on the date payment was first due and the holders of the Bonds will not be entitled to any further interest or other payments with respect to such postponements.

Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of U.S. Bank Trust Company, National Association, as Successor Trustee (the “Trustee”) under the Indenture, or its successor thereunder, by manual signature, this Bond shall not be entitled to any benefit under such Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:
Ling Wang
Senior Vice President and
Chief Financial Officer

(Seal)

Attest:

By:
Assistant Secretary-Treasurer

Trustee’s Certificate of Authentication

This is one of the Bonds of the series designated therein, described in the within-mentioned Indenture

Dated:

By: U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Trustee

By:
Authorized Officer

REVERSE OF BOND

This Bond is one of an authorized issue of Bonds of the Company known as its “5.80% Collateral Trust Bonds due 2033”, issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking or other fund may afford additional special security for the Bonds of any particular series) by, an Indenture dated as of October 25, 2007 (as amended, supplemented and modified and in effect from time to time, the “Indenture”), executed by the Company to U.S. Bank Trust Company, National Association, as Successor Trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture reference is hereby made for a description of the nature and extent of the securities and other property assigned, pledged, transferred and mortgaged thereunder the rights of the Holders of said Bonds and of the Trustee and of the Company in respect of such security, and the terms upon which said Bonds are to be authenticated and delivered.

The principal amount of the Bonds, designated on the face hereof as $350,000,000 may be increased from time to time pursuant to Section 2.03 of the Indenture. All Bonds need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuance of additional Bonds. Any such additional Bonds will have the same terms and conditions and the same CUSIP number as set forth herein, except for the issue price, issue date and under some circumstances, the first interest payment date. No Bonds shall be authenticated and delivered in excess of the principal amount so increased except in accordance with the Indenture. No additional Bonds shall be authenticated and delivered unless such additional Bonds would be fungible with all Bonds for United States federal income tax purposes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Bonds under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding as defined in the Indenture. The Indenture also permits, without the consent of the holders of any Bonds, the parties to any Mortgage Notes pledged under the Indenture, and any Mortgages or Loan Agreements pursuant to which they were issued, to modify, alter, supplement or amend such Mortgage Notes, Mortgages and Loan Agreements, so long as thereafter such Mortgage will comply with the requirements of the Company’s standard lending practices, as such policies may be amended from time to time. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Bonds at the time Outstanding, on behalf of the Holders of all Bonds, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such action is made upon this Bond.

As provided in the Indenture, said Bonds are issuable in series which may vary as in said Indenture provided or permitted. This Bond is one of a series entitled 5.80% Collateral Trust Bonds due 2033.

The Company may redeem the Bonds at any time prior to July 15, 2032 (the “Par Call Date”), at its option, in whole or in part, at a “make-whole” redemption price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

At any time on or after the Par Call Date, the Company may redeem the Bonds, at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the Bonds then outstanding to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

If the Company elects to redeem less than all of the Bonds, and such Bonds are at the time represented by a global security, then the depositary will select by lot the particular interest to be redeemed. If the Company elects to redeem less than all of the Bonds, and such Bonds are not represented by a global security, the particular Bonds to be redeemed shall be selected by the Trustee from the outstanding Bonds not previously called for redemption, in a manner the Trustee deems appropriate and fair.

Notice of any redemption will be mailed at least 10 days but not more than 60 days before the date of redemption to each holder of the Bonds to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such Bonds or the portions called for redemption.

If an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable immediately, in the manner and with the effect provided in the Indenture.

This Bond is transferable by the registered owner hereof in person or by attorney authorized in writing at the office or agency of the Company in the Borough of Manhattan, City and State of New York or any other place or places where such Bond may be paid, upon surrender of this Bond, and upon any such transfer a new Bond for the same series, for the same aggregate principal amount, will be issued to the transferee in exchange hereof.

The Bonds of this series are issuable only as registered Bonds without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in, and subject to the provisions of, the Indenture, Bonds of this series are exchangeable for other Bonds of this series of any authorized denominations, of a like aggregate principal amount, as requested by the Holder surrendering the same.

No service charge will be made for any such transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment for transfer at any office or agency of the Company designated for such purpose, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Bond is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Bond be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on this Bond at the times, place and rate, and in the coin or currency, herein prescribed.

The following terms shall have the following meanings:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

All terms used in this Bond which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT

For value received the undersigned sells, assigns and transfers unto (name, address including zip code and taxpayer I.D. or Social Security number of assignee) ______________________________________________________________________________________________________ the within Certificate and does hereby irrevocably constitute and appoint __________________________________________________________________ attorney to transfer the said Certificate on the books kept for registration thereof with full power of substitution on the premises.

Dated:

Signature by or on behalf of Assignor